Exhibit 99.1

Virco Reports $2.8 Million First Quarter Loss as Demand for School Furniture Slows

•Shipments Plus Backlog Declines 1.8% to $103.7 Million
•Gross Margin Declines to 41.4% vs. 47.5% LY
•Unusually Late Order Cycle May Reward Flexibility and Response Time of Company's Domestic Factories
•Board Declares Quarterly Dividend of $0.025 per Share, Payable July 10, 2026 to Shareholders of Record as of June 19, 2026
•First Quarter Shareholder Returns Reach $0.6 Million, Including Buybacks and Dividends

TORRANCE, CALIFORNIA, JUNE 3, 2026 (Globe Newswire) — Virco Mfg. Corporation (NASDAQ: VIRC), a leading manufacturer and direct supplier of moveable furniture and equipment for educational environments and public spaces in the United States, reported a modest loss due to slowing demand during the Company’s first quarter ended April 30, 2026. Through three months, net sales were $30.7 million, a 9.1% decline from $33.8 million in the first period of the prior year. Net loss for the quarter was $2.8 million versus net income of $0.7 million last year. During last year’s first quarter, the Company was continuing to ship its lingering overhang on backlog. That overhang is gone now, resulting in a challenging year-over-year comparison. Underlying demand for school furniture is continuing to seek a new baseline following the significant market dislocations of the pandemic. In addition, the annual market cycle appears to be returning to its typical seasonality, in which the Company experiences operating losses in the seasonally light fourth and first quarters, while recording operating income during peak season second and third quarters.

Largely because of the reduction in revenue and related lower factory output and overhead absorption, gross margin for the first quarter declined from 47.5% to 41.4%. Inventories have been adjusted to reflect current demand levels, declining 7.7% from $74.0 million last year to $68.3 million this year. “Shipments plus Backlog,” Management’s preferred forward metric for production planning and staffing, is 1.8% behind the prior year, at $103.7 million versus $105.6 million. Incoming order rates are roughly flat year-over-year, with a slightly higher backlog. Given this relatively neutral trend line, management is continuing to moderate expenses and investments. Cash on hand at quarter end was $3.7 million, compared to $0.9 million last year.

One trend that continues to strengthen is the portion of orders requiring full service. As schools continue to manage their own expenses, it makes more sense to have Virco provide the short-term design, planning, and installation services that now represent more than three quarters of the Company’s total backlog. Management views this trend positively, since service of this kind is more challenging for import-based models to provide, thus forming a kind of “moat” around the Virco offering. Further, this integrated vertical allows the Company to have better visibility and timely response for what is effectively becoming a seven-week delivery window, as schools extend their number of instructional days to address pandemic learning loss.

Because the Company manufactures the majority of its products domestically, Management believes tariffs are unlikely to have significant impacts on gross margins going forward. The Company has filed claims for reimbursement of previous tariff payments, but cannot offer any prediction about whether, when, or what portion of those payments may be refunded.

Following two successive years of strong profitability, the Company is directing its cash toward the financing of seasonal inventories and accounts receivable as well as open-market share repurchases and major capital equipment. In the first quarter ended April 30, 2026, the Company repurchased $0.2 million worth of shares and distributed $0.4 million of cash dividends. On June 2, 2026, the Company’s Board of Directors declared a cash dividend for the Company’s second fiscal quarter of $0.025 on each outstanding share of common stock. The dividend is payable on July 10, 2026 to stockholders of record of the common stock as of the close of business on June 19, 2026. Furthermore, the Company continues to invest in major “platform processes” for its factories. These platforms expand the Company’s range of operations and bridge multiple product lines for both schools and other public and private gathering spaces. Management believes logical market extensions continue to be available, especially for products that share similar materials, processes, and logistical attributes with the Company’s core school furniture.

Virco Chairman and CEO Robert Virtue commented on the first quarter and prospects for the full year: “We are often asked what the “new normal” looks like. Simply stated, it looks a lot like the old normal with the addition of higher service needs as schools look to us for design, installation, and even asset management services. Seasonality is returning to its traditional pattern with perhaps a sharper summer peak as schools extend their instructional calendar to address learning loss from the pandemic.

“The emerging trend of more thoughtful deployment of technology is beginning to merge with a renewed appreciation of the benefits of hands-on career and technical education. We support both of these developments, having seen their practical impacts in our own U.S. factories. A practical combination of A.I., robotics, and human know-how has allowed us to remain globally competitive while supporting our local communities. We believe the idea of “sustainability” needs to be evaluated in this more holistic way that takes account of the social and economic health of communities as well as natural ecosystems. We’re proud to have been a leader in this regard, with an industry-leading record of recycling, product service life, and raw material utilization, in addition to providing stable, good paying jobs that support strong families and communities.

“The current trends in education support this balance. Healthy communities make the best stewards, both for the environment and their own citizens. We view curriculum aimed at student engagement and practical life skills as a positive development. We look forward to supporting it with appropriate designs for classrooms and beyond.”

About Virco Mfg. Corporation

Founded in 1950, Virco Mfg. Corporation is the largest manufacturer and supplier of moveable educational furniture and equipment for the preschool through 12th grade market in the United States. The Company manufactures a wide assortment of products, including mobile tables, mobile storage equipment, desks, computer furniture, chairs, activity tables, folding chairs and folding tables. Along with serving customers in the education market - which in addition to preschool through 12th grade public and private schools includes: junior and community colleges; four-year colleges and universities; trade, technical and vocational schools - Virco is a furniture and equipment supplier for convention centers and arenas; the hospitality industry with respect to banquet and meeting facilities; government facilities at the federal, state, county and municipal levels; and places of worship. The Company also sells to wholesalers, distributors, traditional retailers and catalog retailers that serve these same markets. With operations entirely based in the United States, Virco designs, manufactures, and ships its furniture and equipment from one facility in Torrance, CA and three facilities in Conway, AR. More information on the Company can be found at www.virco.com.

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Bassey Yau, Chief Financial Officer

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; our business strategies; market demand and product development; estimates of backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: the impacts of tariffs and global trade uncertainties; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; changes in demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2026, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim, any obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation

Unaudited Condensed Consolidated Balance Sheets

	4/30/2026	1/31/2026	4/30/2025
	(In thousands)

Assets
Current assets
Cash	$3,734	$14,437	$935
Trade accounts receivable, net	15,028	13,590	12,279
Income tax receivable	4,766	3,863	3,806
Inventories	68,333	56,735	74,029
Prepaid expenses and other current assets	10,464	10,104	3,233
Total current assets	102,325	98,729	94,282
Non-current assets
Property, plant and equipment, net	33,746	34,578	36,482
Operating lease right-of-use assets	28,988	30,415	34,384
Deferred income tax assets, net	5,551	5,437	5,862
Other assets, net	4,868	5,020	12,772
Total assets	$175,478	$174,179	$183,782
Liabilities
Current liabilities
Accounts payable	$12,275	$7,393	$15,706
Accrued compensation and employee benefits	11,267	11,434	5,202
Income tax payable	—	—	—
Current portion of long-term debt	271	269	261
Current portion of operating lease liability	6,557	6,490	2,562
Other accrued liabilities	7,442	6,396	7,458
Total current liabilities	37,812	31,982	31,189
Non-current liabilities
Long-term debt, less current portion	3,541	3,609	3,812
Operating lease liability, less current portion	28,392	30,006	34,628
Other long-term liabilities	3,323	2,651	8,553
Total non-current liabilities	35,256	36,266	46,993
Commitments and contingencies (Note 13)
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 15,729,543 shares at 4/30/2026, 15,761,141 shares at 1/31/2026, and 15,738,138 shares at 4/30/2025	157	157	157
Additional paid-in capital	113,618	113,761	113,616
Accumulated deficit	(11,046)	(7,875)	(8,528)
Accumulated other comprehensive (loss) income	(319)	(112)	355
Total stockholders’ equity	102,410	105,931	105,600
Total liabilities and stockholders’ equity	$175,478	$174,179	$183,782

Virco Mfg. Corporation

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended
	4/30/2026	4/30/2025
	(In thousands, except per share data)
Net sales	$30,692	$33,754
Costs of goods sold	17,997	17,734
Gross profit	12,695	16,020
Selling, general and administrative expenses	16,355	16,114
Operating loss	(3,660)	(94)
Unrealized loss (gain) on investment in trust account	127	(1,175)
Pension (benefit) expense	(189)	27
Interest expense, net	106	60
(Loss) income before income taxes	(3,704)	994
Income tax (benefit) expense	(927)	262
Net (loss) income	$(2,777)	$732

Cash dividends declared per common share:	$0.025	$0.025

Net (loss) income per common share (a):
Basic	$(0.18)	$0.05
Diluted	$(0.18)	$0.05
Weighted average shares of common stock outstanding:
Basic	15,732	15,757
Diluted	15,732	15,773

(a) Net loss per share for quarter ended April 30, 2026 was calculated based on basic shares outstanding due to the anti-dilutive effect of the inclusion of common stock equivalent shares.